Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2011, relating to the consolidated financial statements and financial statement schedule of The Men’s Wearhouse, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for merchandise inventories at the Company’s K&G brand), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 29, 2011.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
June 24, 2011